Exhibit 99.1

EnergyConnect Group, Inc. Announces Amendment to Credit Facility

San Jose, California – December 23 , 2009:  EnergyConnect Group, Inc. (OTC Bulletin Board: ECNG), a leading provider of smart grid demand response services and technologies, announced today that it has amended its $5 million Convertible Secured Note Credit Facility with Aequitas Commercial Finance, LLC. Under the terms of the amendment, the maturity date of the credit facility was extended through February 24, 2012, the interest rate on the facility will be reduced from 30% to 25%, and the permitted conversion percentage will increase from two-thirds to 100% of the unpaid principal and interest at an exercise price of $0.096 per share.

Kevin R. Evans, EnergyConnect’s President and Chief Executive Officer, stated, “We are pleased with the support Aequitas has shown EnergyConnect and our business model. This extension of the facility is expected to provide the necessary working capital to support our business into 2012.”

About EnergyConnect Group, Inc.
EnergyConnect delivers industry leading demand response technologies and services to commercial, educational and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. The Company’s technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information about this leading edge technology or about investor relations, visit:  http://www.energyconnectinc.com

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact Investor Relations:

Andrew Warner, CFO
408.898.4592